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Exhibit 10.20

EMPLOYMENT
AGREEMENT

        This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into on this 20th day of December, 2001 by and between GameTech International, Inc., a Delaware corporation ("GameTech" or the "Company"), and Clarence Thiesen ("Employee").

        Whereas:

          a.    The Company desires to employ Employee, and;

          b.    Employee is interested in the position with the Company as Chief Executive Officer;

          c.    The Company and Employee wish pursuant to this Agreement to set forth their full and complete understandings in respect to the above-mentioned employment relationship, replacing any and all previous understandings and agreements;

        NOW, THEREFORE, in consideration of the provisions hereinafter described, Company and Employee agree as follows:

        1.    DUTIES OF EMPLOYEE

        During the term of this Agreement, Employee shall be employed by the Company as its Chief Executive Officer, and in that capacity shall perform all functions and duties consistent with such position on behalf of the Company in an efficient, trustworthy and professional manner, as reasonably required by the Board of Directors of the Company (the "Board"). Employee shall regularly report to the Board.

        Employee agrees to devote substantially all of his working time and energy to the performance of his duties under this Agreement so long as his employment under this Agreement is continued by the Company. Notwithstanding the foregoing, Employee shall be entitled to reasonable absences for administrative meetings and to pursue other outside activities so long as such activities do not involve a competitor of the Company or its Enterprises and do not materially interfere with Employee's effective performance of his duties under this Agreement.

        2.    TERM OF AGREEMENT

        Unless terminated sooner in accordance with the provisions of this Agreement, the Company shall employ Employee and Employee accepts such employment under the conditions set forth herein for a one (1) year term beginning as of October 1, 2001 and ending as of September 30, 2002 (the "Term").

        3.    DEFINITIONS

        For purposes of this Agreement, the following terms shall have the meanings set forth in this Paragraph 3:

          a.    "Salary" shall mean the salary rate in effect for Employee from time to time during the Term of this Agreement in accordance with the provisions of Paragraph 4.a. of this Agreement.

          b.    "Annual Bonus" or "Bonus" shall mean a cash payment available annually (or as otherwise provided for in this document) to Employee in addition to Base Salary as determined in accordance with Paragraph 4.b. of this Agreement.

          c.    "Cause shall mean (i) Employee's conviction for any felony, including one involving moral turpitude; or (ii) any conduct by Employee which is materially injurious to the Company or its Enterprises, including any action or inaction by Employee which may jeopardize any governmental registration, license, approval or other governmental permission material to the business of the Company in any jurisdiction that the Company does or seeks or may seek to do business; or (iii) dishonesty or insubordination; or (iv) gross neglect of duty; or (v) some other act or omission by Employee which adversely impacts Company's business or ability to do its business. Such cause will be determined by the Board.

          d.    "Disability" shall be deemed to have occurred if Employee makes application for or is otherwise eligible for disability benefits under any Company-sponsored long-term disability program covering Employee, and Employee qualifies for such benefits. In the absence of a Company-sponsored long-term disability program covering Employee, Employee shall be presumed to be totally and permanently disabled if so determined by the Chairman of the Board following the Chairman's review of two independent medical opinions satisfactory to the Chairman certifying that Employee will be permanently unable to perform his normal duties as a result of a physical or mental condition.

          e.    "Enterprise" shall mean any joint venture, business pursuant to a joint operating agreement, or other alliance or affiliated business of the Company.

          f.      "Employee's Spouse" shall mean Employee's spouse upon the execution of this Agreement, except as otherwise designated herein. (All spousal pension benefits under this Agreement shall be non-transferable should Employee remarry.)

          g.    "Fiscal Year" shall mean the twelve-month period beginning November 1, unless the Company, with the approval of the Internal Revenue Service, shall establish a different fiscal year.

          h.    "Long-Term Incentive Plan" shall mean any stock option plan or any other form of equity (real or phantom) or other long-term incentive plan introduced by the Company.

          i.      "Service" shall mean Employee's full-time or substantially full-time employment with the Company, or any affiliated organization, including any leave of absence approved by the Board.

          j.      "Termination of Service" shall mean Employee's termination of Service for any reason whatsoever, including death.

        4.    EMPLOYEE 'S RIGHTS WHILE EMPLOYED BY THE COMPANY

          a.    Salary. The Salary payable to Employee shall be Two Hundred Thousand Dollars ($200,000.00). Such Salary shall be paid in equal semi-monthly installments on the Company's normal payroll dates, beginning retroactively as of October 1, 2001.

          b.    Bonus. All bonus amounts, if any, will be determined by and awarded in the sole discretion of the Board.

          c.    Long-Term Incentives. Employee may participate in any Long-Term Incentive Plan that may be designed specifically for Employee or provided to other Employees of the Company during the Term.

          d.    Others. The Company shall provide Employee with the following:

              (i)  Such benefits and perquisites generally provided to all other employees, including but not limited to medical and dental insurance, participation in the Company's profit sharing plan, and participation in the Company's 401(k) retirement plan. For certain benefits, Employee will have to wait for certain periods of time.

            (ii)  Reasonable vacation each year during the Term not less than twenty (20) days.

            (iii)  If applicable, payment of premiums on professional liability insurance for Employee;

            (iv)  If applicable, payment of dues for such professional societies and associations of which Employee is a member and that benefit the Company;

            (v)  Nothing in this Agreement shall be construed as limiting or restricting any benefit to Employee under any pension, profit-sharing or similar retirement plan, or under any group life or group health or accident or other plan of the Company, for the benefit of its employees generally or a group of them, now or hereafter in existence. It shall be at the discretion of the Board to grant additional benefits to Employee.

        5.    EMPLOYEE'S RIGHTS UPON TERMINATION OF SERVICE

          a.    For Reason Of Termination By The Company Without Cause. In the event of Employee's Termination of Service by the Company without Cause, Employee (or if Employee dies while benefits remain due under this Agreement, Employee's beneficiaries as designated in accordance with the provisions of Paragraph 10 herein) shall be entitled to receive the following upon such Termination of Service:

              (i)  Payment immediately upon Employee's Termination of Service of any previously unpaid Salary and any Bonus granted and previously unpaid or the pro-rata portion of any Bonus earned by Employee and granted by the Company pursuant to any plan (if necessary, the Company may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Employee's Termination of Service;

            (ii)  Immediate vesting of any stock options or other rights previously provided to Employee under any Company Long-Term Incentive Plan; and

            (iii)  Payment of a lump sum amount equal to Employee's Salary for the remainder of the Term. For example, if Employee is terminated without cause as of June 30, 2002, the Company would be obligated to pay Employee a lump sum amount equal to Employee's Salary from July 1, 2002 through September 30, 2002.

          b.    For Reason Of Expiration Of The Term Of This Agreement. In the event of Employee's Termination of Service for reason of expiration of the Term of this Agreement pursuant to Paragraph 2 thereof, Employee (or if Employee dies while benefits remain due under this Agreement, Employee's beneficiaries as designated in accordance with the provisions of Paragraph 10 thereof) shall be entitled to receive the following upon such Termination of Service:

              (i)  Payment immediately upon Employee's Termination of Service of any previously unpaid Salary and any Bonus granted and previously unpaid or the pro-rata portion of any Bonus earned by Employee and granted by the Company pursuant to any plan (if necessary, the Company may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Employee's Termination of Service;

            (ii)  Performance of Company obligations with respect to Employee's exercise of any stock options or other rights previously granted to Employee under any Company Long-Term Incentive Plan provided such options or other rights have vested as of the date of the termination of Employee's service in accordance with any agreement between the Company and Employee covering such options or other rights;

            (iii)  Payment of any Disability or other benefits provided to Employee by the Company in accordance with the terms and conditions of such benefits and this Agreement;

          c.    For Reason of Disability. In the Event of Employee's Termination of Service for reason of Disability, Employee (or if Employee dies while benefits remain due under this Agreement,

  Employee's beneficiaries as designated in accordance with the provisions of Paragraph 10 hereof) shall be entitled to receive the following upon such Termination of Service:

              (i)  Payment immediately upon Employee's Termination of Service of any previously unpaid Salary and any Bonus granted and previously unpaid or the pro-rata portion of any Bonus earned by Employee and granted by the Company pursuant to any plan (if necessary, the Company may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Employee's Termination of Service;

            (ii)  Performance of Company obligations with respect to Employee's exercise of any stock options or other rights previously granted to Employee under any Company Long-Term Incentive Plan provided such options or other rights have vested as of the date of the termination of Employee's service in accordance with any agreement between the Company and Employee covering such options or other rights;

            (iii)  Payment of any Disability or other benefits provided to Employee by the Company in accordance with the terms and conditions of such benefits and this Agreement;

            (iv)  Payment of a lump sum amount equal to Employee's Salary for the remainder of the Term.

          d.    For Reason of Death. In the Event of Employee's Termination of Service for Reason of Death. Employee's beneficiaries as designated in accordance with the provisions of Paragraph 10 hereof shall be entitled to receive the following upon such Termination of Service:

              (i)  Payment immediately upon Employee's Termination of Service of any previously unpaid Salary and any Bonus granted and previously unpaid or the pro-rata portion of any Bonus earned by Employee and granted by the Company pursuant to any plan (if necessary, the Company may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Employee's Termination of Service.

            (ii)  Performance of Company obligations with respect to Employee's exercise of any stock options or other rights previously granted to Employee under any Company Long-Term Incentive Plan provided such options or other rights have vested as of the date of the termination of Employee's service in accordance with any agreement between the Company and Employee covering such options or other rights;

            (iii)  Payment of any other benefits provided by the Company in accordance with the terms and conditions of such benefits and this Agreement;

            (iv)  Payment of a lump sum amount equal to Employee's Salary for the remainder of the Term (payment to be made to Employee's Estate.)

          e.    For Reason Of Voluntary Resignation. In the event of Employee's Termination of Service for reason of voluntary resignation by Employee not constituting Constructive Termination, Employee shall be entitled to receive the following upon such Termination of Service:

              (i)  Payment immediately upon Employee's Termination of Service of any previously unpaid Salary and any Bonus granted and previously unpaid or the pro-rata portion of any Bonus earned by Employee and granted by the Company pursuant to any plan (if necessary, the Company may pay such Bonus when all bonuses for that Fiscal Year are calculated and paid) through the date of Employee's Termination of Service;

            (ii)  Performance of Company obligations with respect to Employee's exercise of any stock options or other rights previously granted to Employee under any Company Long-Term Incentive Plan provided such options or other rights have vested as of the date of the termination of Employee's service in accordance with any agreement between the Company and Employee covering such options or other rights;

            (iii)  Payment of any Disability or other benefits provided to Employee by the Company in accordance with the terms and conditions of such benefits and this Agreement.

          f.      For Reason of Cause. In the Event of Employee's Termination of Service for reason of Cause, the Company's obligations to Employee shall be limited to:

              (i)  Payment immediately upon Employee's Termination of Service of any previously unpaid Salary;

            (ii)  Performance of Company obligations with respect to Employee's exercise of any stock options or other rights previously granted to Employee under any Company Long-Term Incentive Plan provided such options or other rights have vested as of the date of the termination of Employee's service in accordance with any agreement between the Company and Employee covering such options or other rights.

            (iii)  In the event that Employee is terminated for cause, Employee's rights to any additional compensation and benefits under this Agreement shall immediately terminate.

        6.    RIGHT TO TERMINATE EMPLOYMENT

        Nothing stated or implied by this Agreement shall prevent the Company from terminating the Service of Employee at any time nor prevent Employee from voluntarily terminating Service at any time.

        7.    CONFIDENTIAL INFORMATION.

          a.    Obligations Regarding Confidential Information.    Employee agrees not to disclose to others, use for his own benefit or for the benefit of anyone other than the Company, or otherwise appropriate or copy, any Confidential Information (as hereinafter defined), except as required by law or in the authorized and lawful performance of his employment duties to the Company. Employee agrees to take all reasonable measures to protect Confidential Information from any accidental, unauthorized, or premature use, disclosure or destruction. Employee agrees to protect Confidential Information throughout his employment with the Company, and after the termination of his employment for as long as any Confidential Information remains confidential.

          b.    Returning Confidential Information.    Upon termination of Employee's employment with the Company, for whatever reason, or at any time upon request of the Company, Employee agrees to deliver to the Company all materials of any nature, including originals and all copies and facsimiles, which are in Employee's possession, custody or control, and which are or contain Confidential Information, or which are otherwise the property of the Company or of any Company vendor, licensor or client or any third party working with the Company, including, but not limited to writings, designs, documents, records, data, memoranda, tapes and disks containing software, computer source code listings, routines, file layouts, system design information, models, manuals, documentation and notes.

          c.    Definition of Confidential Information.    For purposes of this Agreement, the term "Confidential Information" includes but is not limited to any Company trade secrets, technical information, inventions, discoveries, know-how, ideas, computer programs, designs, algorithms, product information, research and development information, information regarding clients, customers, vendors or suppliers, financial information, and business, marketing, sales and operational plans, strategies and processes. Confidential Information may or may not be labeled as "Confidential."

          Confidential Information does not include (a) information that is or becomes generally available to the public other than as a result of my disclosure of such information, (b) information that was within my possession prior to it being furnished to me by or on behalf of the Company, provided that the source of such information was not known to me to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (c) information that becomes available to me on a non-confidential basis from a source other than the Company, provided that such source is not known to me to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (d) information the disclosure of which is required by applicable law or judicial process, or (e) general technical skills or general experience gained by me during my employment with the Company.

          d.    Third Party Information.    Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information. Employee agrees to maintain the confidentiality of such information, to use it only for certain limited authorized purposes, and to not disclose or use it except as necessary in performing work for the Company.

          e.    Former Employer Information.    Employee agrees to not improperly use or disclose any proprietary or confidential information or trade secrets of any former employer or other person or entity, unless Employee has the written approval of such former employer or other person or entity.

        8.    NON-SOLICITATION AND NON-COMPETITION

        During Employee's employment with the Company, and for six (6) months following the termination of Employee's employment, for any reason whatsoever, or for a period of time following such termination during which the Company provides any compensation or benefits to Employee, whichever is longer, said Employee shall not, for any reason whatsoever, directly or indirectly, for him or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation or business entity:

              (i)  solicit, call upon, divert, influence, engage or hire any client or customer of the Company;

            (ii)  solicit, call upon, divert, influence, engage or hire any employee of the Company or anyone who was an employee of the Company at any time during the preceding six (6) months,

            (iii)  solicit, call upon, divert, influence, engage or hire an independent contractor which was performing services for the Company at any time during the preceding six (6) months, if the purpose or effect is adverse to the best interests of the Company,

            (iv)  solicit, call upon, divert, influence, engage or hire any supplier or vendor to the Company, if the purpose or effect is adverse to the best interests of the Company.

            (v)  own, manage, operate, control, be employed by, act on behalf of, participate in or be connected with in any manner, including as an owner, principal, partner, employee, director, officer, agent, independent contractor, or consultant, a same, similar, or related business as that carried on by Company or its Enterprises;

            (vi)  compete with the Company or its Enterprises; and

          (vii)  make any public statement or announcement, or permit anyone else to make any public statement or announcement that Employee was formerly employed by or connected with Company.

        The covenants are reasonable and properly required for the adequate protection of the business of the Company. In the event that any of the foregoing covenants is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. In the event that Employee violates any part of this provision, Employee's rights to any compensation and benefits under this Agreement shall immediately terminate. In addition, the covenants set forth herein shall not include any period(s) of violation of any covenant or any period(s) of time required for litigation to enforce any covenant. Please note, however, that the covenant set forth in subsection (v) above shall not apply to any investment by Employee in the stock of a publicly-traded corporation, provided such investment constitutes less than five percent (5%) of such corporation's voting shares.

        9.    INVENTION DISCLOSURE AND ASSIGNMENT

        Employee agrees to promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (the "Inventions") that Employee makes or conceives or first reduces to practice or creates, either alone or jointly with others, during the period of his employment, whether or not in the course of his employment, and whether or not such Inventions are patentable, copyrightable or protectable as trade secrets. In addition, Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of his employment are "works for hire" under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Employee agrees that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by Employee for the Company, or (iii) relate to the Company's business or current or anticipated research and development (the "Assigned Inventions"), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by Employee to the Company.

        10.    NO BREACH OF PRIOR AGREEMENT; INDEMNIFICATION

        Employee represents that his employment with the Company and his performance of the duties and functions contemplated under this Agreement will not breach any invention assignment, proprietary information, confidentiality, non-competition or similar agreement with any former employer or other party. Employee agrees that if any one asserts a claim or lawsuit against the Company on the grounds that the Company has committed a wrong arising out of the Company's employment of Employee and the Employee's performance of the duties and functions contemplated under this Agreement, Employee shall hold harmless, defend and indemnify the Company. Employee cannot make any decisions regarding defense and indemnity of the Company without its consent, which will not be unreasonably withheld

        11.    DESIGNATION OF BENEFICIARIES

        Employee shall have the right at any time to designate any person(s) or trust(s) as beneficiaries to whom any benefits payable under this Agreement shall be made in the event of Employee's death prior to the distribution of all benefits due Employee under this Agreement. Each beneficiary designation shall be effective only when filed in writing with the Company during Employee's lifetime. If Employee designates more than one beneficiary, distributions of cash payments shall be made in equal proportions to each beneficiary unless otherwise provided for in Employee's beneficiary designation.

        The filing of a new beneficiary designation shall cancel all designations previously filed. Any finalized marriage or divorce (other than common law marriage) of Employee subsequent to the date of filing a beneficiary designation shall revoke such designation unless (a) in the case of divorce, the previous spouse was not designated as beneficiary, and (b) in the case of marriage, Employee's new spouse had previously been designated as beneficiary. Employee's Spouse shall join in any designation of a beneficiary other than Employee's Spouse.

        If Employee fails to designate a beneficiary as provided for above, or if the beneficiary designation is revoked by marriage, divorce or otherwise without execution of a new designation, or if the beneficiary designated by Employee dies prior to distribution of the benefits due Employee under this Agreement, the Company shall direct the distribution of any benefits due under this Agreement to Employee's estate.

        12.    SUCCESSORS

        Except as provided for in Paragraph 11 above, the rights and duties of a party hereunder shall not be assignable by that party, provided, however, that this Agreement shall be binding upon and shall inure to the benefit of any successor of the Company, and any such successor shall be deemed substituted for the Company under the terms of this Agreement. The term successor as used herein shall include any person, firm, corporation or other business entity which at any time, by merger, purchase or otherwise, acquires substantially all of the assets or business of the Company.

        13.    WITHHOLDING TAXES AND OTHER DEDUCTIONS

        To the extent required by law, the Company shall withhold from any payments due Employee under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

        14.    ATTORNEYS' FEES

        In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party or parties shall recover judgment in such action or proceeding, such costs, expenses and attorneys' fees shall be included as part of such judgment.

        15.    ARBITRATION

        The Company and Employee agree with each other that any claim of Employee arising out of or relating to this Agreement or the breach of this Agreement or Employee's employment by Company, including, without limitation, any claim for compensation due, wrongful termination and any claim alleging discrimination or harassment in any form shall be resolved by binding arbitration, except for claims in which injunctive relief is sought and obtained. The arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules in Reno, Nevada. The award entered by the arbitrator shall be final and binding in all respects and judgment thereon may be entered in any Court having jurisdiction.

        16.    APPLICABLE LAW; INJUNCTIVE RELIEF; CONSENT TO PERSONAL JURISDICTION

        To the full extent controllable by stipulation of the Company and Employee, this Agreement shall be interpreted and enforced under Nevada law, without regard to conflict of law principles. Employee recognizes that violation of certain provisions of this Agreement will cause the Company irreparable injury and that the Company will be entitled to seek injunctive relief in the event of such a violation, in addition to whatever other remedies may be available to the Company at law or otherwise. Employee consents to the personal jurisdiction of the state and federal courts located in the State of Nevada for any lawsuit filed there for injunctive relief against Employee by the Company arising from this Agreement.

        17.    ENTIRE AGREEMENT

        This Agreement contains the entire agreement between the Company and Employee and supersedes all prior written agreements, understandings and commitments between the Company and Employee. No amendments to this Agreement may be made except through a written document signed by the Employee and approved in writing by the Board.

        18.    VALIDITY

        In the event that any provision of this Agreement is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Agreement.

        19.    NOTICE.

        Any notice or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof if delivered or, if mailed, forty-eight (48) hours after having been deposited in the United States mail, certified mail, return receipt requested, and addressed, in the case of the Company, to the attention of the General Counsel at the Company's then principal place of business, presently 900 Sandhill Road, Reno, Nevada 89511, and, in the case of Employee, to 4475 Starwood Court, Reno, NV 89509. Either party may change the address to which such notices are to be addressed to it by giving the other party notice in the manner herein set forth.

        20.    COUNTERPARTS; EFFECTIVE DATE.

        This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement shall be effective as of the day designated at the top of this Agreement by the Company.

        IN WITNESS WHEROF, the Company has caused this Agreement to be executed by its duly authorized representative, and Employee has affixed his signature.

EMPLOYEE	GAMETECH INTERNATIONAL, INC.
/s/ CLARENCE H. THIESEN	By:	/s/ FREDERICK C. LANE
	Name:	Frederick C. Lane
	Title:	Chairman
December 20, 2001

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EMPLOYMENT AGREEMENT